EXHIBIT 99.1

Richborough Energy Park battery connects to grid on site of former coal plant

London, Dec. 21, 2023 (GLOBE NEWSWIRE) --  A battery storage project developed by Pacific Green, and owned by the Sosteneo Energy Transition Fund, a fund managed by Milan based investment manager Sosteneo Infrastructure Partners, is now connected and energised on the electricity transmission network following work by National Grid to plug the facility into its 400kV Richborough substation in Kent.

Richborough Energy Park’s 100MW/100MWh battery will boost the capacity and flexibility of the network, helping balance the system by soaking up surplus clean electricity and discharging it back when the grid needs it – with a capability to power 250,000 homes for an hour.

The battery will also provide grid stability services, for example helping to manage voltage and frequency imbalances as renewable generation dips up and down. The facility is managed by Pacific Green under a long term asset management agreement and was Sosteneo’s first acquisition in the UK.

To ensure a safe connection, National Grid upgraded its Richborough substation to accommodate new switchgear and installed new protection and control systems on its supergrid transformer, plugging in the project via a tertiary connection – a complex but cost-effective connection type.

Richborough substation already hosts the connection for National Grid’s own 1GW Nemo Link interconnector with Belgium, while Thanet Offshore Wind Farm – the world’s biggest at the time of its launch – also connects into an adjacent substation on the wider Richborough Energy Park site.

The battery will help exploit the clean electricity potential of these and other renewable projects in the region, storing and releasing green energy to power homes and businesses and also helping to relieve any system constraints.

Chris Twomey, COO & Head of Asset Management for Sosteneo said:

“We commend the work of Pacific Green and National Grid in bringing the Richborough Energy Park to life, helping establish our presence in the UK and representing an important milestone for our clients”

Scott Poulter, Chairman & CEO of Pacific Green, commented:

“It’s been a pleasure to work with the National Grid to develop Richborough Energy Park, and we look forward to continuing our relationship with many more projects to come.

“Having taken control of the site in 2021, I’m proud at the speed and efficiency with which my team has steered the project to financial close in summer 2022, first energisation a year later, full energisation last month, and now into commercial operation.”

Stuart Jones, Portfolio Director for the Customer Connection South Region at National Grid Electricity Transmission, said:

“Battery storage has a crucial role to play in delivering a net zero energy system in Britain, so connecting projects like Pacific Green’s at Richborough Energy Park to our transmission network marks key progress on our country’s clean energy journey.

“Given the Richborough site’s history, it’s apt that it’s becoming a pivotal part of our network for the energy transition, with our substation connecting clean electricity projects like batteries and interconnectors – all of which are helping Britain harness increasing volumes of renewable power into the future.”

The Richborough site embodies the energy transition from old to new, occupying land where a coal power station generated electricity from the early sixties through to 1996, and stood until its demolition in 2012.

The former coal plant, with its iconic hyperboloid cooling towers, played an important role powering Britain’s early supergrid, just as the new green technologies on site today will help deliver the country’s net zero ambitions. Richborough was also host to an experimental 1MW wind turbine in the late eighties, which at the time was the UK’s largest.

National Grid started redeveloping the site following the demolition of the coal plant, building the converter station for Nemo Link where the plant’s cooling towers once stood.

The subsequent completion of the Richborough Connection project in 2021 plugged the subsea link into the electricity transmission network via the first major new power line to be constructed in Kent since 1961.

National Grid is investing billions to innovate and evolve the transmission network in England and Wales to support Britain’s net zero goals, notably through The Great Grid Upgrade – the biggest overhaul of the electricity grid in generations.

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Notes to editors

About Pacific Green

Pacific Green is focused on addressing the world’s need for cleaner and more sustainable energy. It offers grid-scale battery energy storage systems, renewable and environmental technologies.

For more information, visit Pacific Green’s website: www.pacificgreen.com

About Sosteneo

Sosteneo is an investment manager that specialises in greenfield infrastructure projects related to the energy transition with the aim of providing an attractive long-term commercial return to clients whilst making an active contribution to the decarbonisation of the global energy system.

Sosteneo invests in a wide range of technologies, spanning clean energy production (such as solar PV and wind), clean energy enablers (such as battery storage and networks), as well as industry decarbonisation projects. The Sosteneo team brings together a wealth of investment management expertise, complemented by a practical, hands-on background in the energy sector. The team’s collective experience dates back to the inception of renewable energy infrastructure as an institutional-grade asset class over 20 years ago.

Sosteneo is part of the Generali Investments ecosystem of asset management firms.

For further information, visit sosteneo.com.

About National Grid in the UK

National Grid sits at the heart of Britain’s energy system. The individual companies in our group run the networks and infrastructure that connect millions of people to the electricity they use every day.

Our regulated businesses own and develop the high voltage electricity transmission (ET) network in England and Wales, and the electricity distribution (ED) network in the Midlands, South West England and South Wales. The electricity system operator (ESO) is the legally separate (and in the process of becoming fully independent) arm of our group which manages supply and demand on Britain's electricity transmission networks. Operating separately from these core regulated units, National Grid Ventures (NGV) focusses on competitive markets, investing in energy projects, technologies and partnerships such as electricity interconnectors.

Attachments

  pacificgreen-bess-unit (https://ml.globenewswire.com/Resource/Download/e3da4947-d01b-43da-9300-f4c39955f640)
  Richborough-Battery-Energy-Park (https://ml.globenewswire.com/Resource/Download/4615f7b7-200f-4c2d-9ebd-3744e1d5b112)

Contact for media information only

Pacific Green
media@pacificgreen.com

Sosteno
media@sosteneo.com

National Grid Electricity Transmission
Alex Roache
+44 (0)7843 802 006
alex.roache@nationalgrid.com